                                                                 EXHIBIT 10


                              CONSULTING AGREEMENT



      THIS AGREEMENT made and entered into this 9th day of September, 1994, and effective October 1, 1994, by and between ANHEUSER-BUSCH COMPANIES, INC., a Delaware corporation with principal offices at One Busch Place, St. Louis, Missouri 63118 (hereinafter referred to as "A-BC"), and MICHAEL J. ROARTY, residing at 2705 Covington Place Estates, Town & Country, Missouri 63131 (hereinafter referred to as "Consultant").

      WHEREAS, Consultant has elected to retire effective September 30, 1994 from his employment as Executive Vice President-Corporate Marketing and Communications for A-BC, as Chairman of the Board and Chief Executive Officer of Busch Creative Services Corporation, as Chairman of the Board and President of A-B Sports, Inc., and as Chairman of the Board of Busch Media Group, Innervision Productions, and Optimus, Inc; and

      WHEREAS, Consultant, while an employee of A-BC, gained invaluable knowledge and experience regarding the business operations of A-BC and its subsidiaries, especially in the areas of beer marketing and advertising for its beer company Anheuser-Busch, Inc. ("A-BI"); and

       WHEREAS, A-BC desires (i) to retain Consultant so that his services will be available to A-BC in his area of specialized knowledge and experience;
(ii) to assure itself that Consultant does not use his specialized knowledge and experience for the benefit of a competitor of A-BC or any of its subsidiaries, including A-BI.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, it is hereby agreed as follows:

      1.    Term
            ----

            (a) The term of this Agreement shall commence October 1, 1994, and shall end on September 30, 1996, except with respect to the provisions of subsection 3(c)(ii), unless sooner terminated in accordance with the provisions of Section 1(b) hereof.

            (b) A-BC reserves the absolute right to terminate this Agreement in its sole discretion, without further obligation, at any time in the event of Consultant's death, his inability to perform services as a result of mental or physical disability, his purchase of an A-BI beer distributorship, or material breach of this Agreement.

     2.     Consulting Duties
            -----------------

            (a) During the term of this Agreement, Consultant shall be responsible for managing A-BI's annual sponsorship of the Irish Derby within the budgetary parameters established by the A-BC Chairman of the Board and President.

            (b) Consultant will continue to serve as A-BI's representative on the Board of Advertising Council and will make his best effort to ensure that as soon as practicable Tony Ponturo is appointed as his successor on the Council.

            (c) Consultant will maintain relationships and contacts with the following organizations within the Irish American community: the Ireland/U.S. Council for Commerce and Industry; the Ireland Chamber of Commerce,USA (ICCUSA); and the American Ireland Fund. Consultant will also maintain his membership in the Prime Minister of Ireland's Advisory Council through the Irish Embassy in Washington D.C. All expenses related to these memberships will be subject to the provisions of Section 5 of this Agreement unless otherwise approved in advance in writing by the Chairman of the Board and President of A-BC.

            (d) Consultant will provide such other services and work on such other special projects as requested in writing by the A-BC corporate office.

            (e) In providing services under this Agreement, Consultant will be acting as an independent contractor and not as an employee of A-BC or any of its subsidiaries. Consultant shall have no power to bind A-BC or any of its subsidiaries or to commit them to any policy position, contract or other course of action. Subject to the provisions of Section 6, Consultant is free to render services to such other business entities as he chooses.

      3.    Compensation
            ------------

            (a)   During the term of this Agreement, Consultant will be paid a monthly fee of $16,667. All payments will be made on the last day of each month commencing October 31, 1994.

            (b) Consultant's active participation in A-BC's various retiree benefit plans (other than the retiree medical benefits plan) shall cease as of September 30, 1994. The fees and other compensation received by Consultant hereunder shall not be deemed to be "compensation" or "salary" for purposes of the Anheuser-Busch Salaried Employees' Pension Plan, the Anheuser-Busch Deferred Income Stock Purchase and Savings Plan or for any other purpose. Amounts paid hereunder shall not be subject to federal, state or local income or employment tax withholding and will be reported by A-BC on Internal Revenue Form 1099. Consultant will be responsible for reporting this income and paying all applicable income and self-employment taxes.

            (c) In addition to the above monthly compensation. A-BC agrees to:

                  (i) continue the payment of Consultant's Country Club dues during the term of this Agreement pursuant to the terms of its current arrangement with Consultant;

                  (ii) to provide Consultant with Company paid financial services with Price Waterhouse through April, 1997 equivalent to the financial services provided to its Policy Committee Members;

                  (iii) to provide Consultant with an automobile equivalent to the automobile provided to its Policy Committee Members during the term of this Agreement. Consultant agrees to account to A-BC monthly for his personal use of the automobile, in such form and detail as A-BC may require;

                   (iv)  to provide beer services at Consultant's residence.

       4.    Purchase of Distributorship
             ---------------------------

             A-BC agrees that during the term of this Agreement, it will attempt to locate an A-BI distributorship in the United States suitable for purchase by Consultant.

       5.    Business and Travel Expenses
             ----------------------------

             (a) In the event Consultant is requested to travel beyond the St. Louis metropolitan area in performing services for A-BC or its subsidiaries, Consultant will be entitled to reimbursement for all ordinary, necessary and reasonable travel expenses subject to the limitations set out in
Section 5(c) below. Consultant agrees to submit an itemized expense report to the office of the A-BC Chairman of the Board and President within 15 days after completion of each travel assignment as a basis for reimbursement by A-BC.

             (b) Subject to the limitations set out in Section 5(c) below, A-BC agrees to reimburse Consultant for all ordinary, reasonable and necessary business expenses incurred in performing services hereunder upon presentation of proper receipts, vouchers or similar documents evidencing the nature and amount of the expense incurred.

             (c) A-BC's obligation to reimburse Consultant for business expenditures, office/secretarial services and travel expenses shall be limited to $80,000 per twelve month period of this Agreement. The budget for all projects undertaken by Consultant, including the Irish Derby, shall be approved in advance in writing by the Chairman of the Board and President of A-BC.

       6.    Non-Competition/Non-Disclosure/Non-Disparagement
             ------------------------------------------------

             (a) Consultant agrees that the terms and conditions of a Confidentiality and Non-Competition Agreement dated August 29, 1994 is hereby incorporated into and made a part of this Consulting Agreement. Consultant further agrees that he will not disclose to any person, firm, corporation or other entity any confidential or proprietary data, information or material of A-BC or any of its subsidiaries disclosed to him as a Consultant without the prior written approval of A-BC. The provisions of this Section 6 shall survive termination of the Agreement. Consultant further agrees that he will not voluntarily disclose the terms of this Agreement to anyone other than his wife, the Internal Revenue Service and his legal or financial advisors without the express written consent of A-BC.

             (b) Consultant agrees not to act in any manner detrimental to A-BC, or any of its subsidiaries, nor to make any statement which disparages or which may be detrimental to A-BC, or any of its subsidiaries, or their directors, officers, or employees.

             (c) Consultant understands and agrees that any breach of the provisions of Section 6(a) or (b) shall constitute a material breach of this Agreement and that A-BC, in addition to its right to terminate the Agreement, shall be entitled to injunctive and other equitable relief to prevent the threatened or continued breach of this Agreement.

      7.    Indemnity
            ---------

            In the event that Consultant is named as a defendant in any civil suit as a result of his performing duties pursuant to this Agreement, ABC agrees to indemnify Consultant against expenses (including attorney fees), judgments, fines or amounts paid in settlement if Consultant is successful on the merits or, if unsuccessful, the Board of Directors has determined, pursuant to Delaware corporate law, that Consultant's actions were taken in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of A-BC. Consultant agrees to notify A-BC in writing within seven (7) days of any claims made against him which are covered by this indemnity provision.

      8.    Notices
            -------

            All notices required to be given hereunder shall be sent to A-BC at its corporate headquarters and directed to the attention of its Chairman of the Board and President, and to Consultant at his last known address.

      9.    Audit Rights
            ------------

            For a period of at least two years following the completion of this Agreement, Consultant shall maintain such records as are necessary to substantiate that all invoices and other charges for payment hereunder are valid and properly chargeable to A-BC. A-BC or its representative shall, upon reasonable prior notice to Consultant, be given the opportunity to audit such records in order to verify the accuracy of such invoices and charges.

      10.   Entire Agreement
            ----------------

            This Agreement constitutes the entire understanding and agreement of the parties and cancels and supersedes all prior negotiations, understandings and agreements whether oral or written. No waiver or modification of any term or condition of this Agreement shall be valid unless in writing and duly executed by both parties.

      11.   Governing Law
            -------------

            This Agreement shall be governed by and construed under the laws of the State of Missouri.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year indicated above.

                                     ANHEUSER-BUSCH COMPANIES, INC.

                                     By:s/AUGUST A. BUSCH III
                                     -----------------------------------
                                     Chairman of the Board and President


                                     CONSULTANT

                                      s/MICHAEL J. ROARTY
                                      ---------------------
                                      MICHAEL J. ROARTY

roarty.agr